Exhibit 16.2
[Cooper Norman Letterhead]
July 27, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Our firm audited and issued a nonqualified opinion for NitroSecurity, Inc. for the year ended December 31, 2004. This engagement was a first-year audit and our firm was not re-engaged subsequent to that period. We generally agree with the “Changes in Accountant” statements provided to us which we understand is for Form SB-2.
To our knowledge, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

COOPER NORMAN

/s/ Arthur B. Rammell

Arthur B. Rammell, MBA, CPA